Reflections on a year of growth and transformation
December 16, 2025

To our valued shareholders,
As we close 2025, I am energized by the significant progress Solventum has made in our first full year as a standalone public company. This year, we launched our long-range plan (LRP) and prioritized five growth drivers that are expected to deliver more than 80% of our future growth, built a top-tier team with transformation experience, solidified our mission and culture, revamped our innovation process – significantly improving our new product pipeline value – and advanced our portfolio optimization strategy, including the sale of our Purification & Filtration business segment. The pace of our execution has been purposeful and intense, fueling optimism for 2026 and beyond.
We have consistently delivered on our strategic, operational and financial commitments, achieving six consecutive quarters of positive volume growth, outperforming expectations and raising our 2025 outlook multiple times. We are moving towards our long-range sales targets faster than anticipated, and thanks to the implementation of our restructuring programs and tariff mitigation efforts, we are progressing well against our LRP margin targets, increasing our confidence for the future.

Commercial enhancements driving growth
Our commercial restructuring and enhancements are yielding clear results. We specialized our sales teams, strengthened leadership and emphasized accountability with a growth mindset. MedSurg delivered strong results through innovation and specialization. Dental Solutions gained momentum with new product innovation in Core Restoratives and custom smile solutions amid tough market conditions. Health Information Systems continues to lead in AI-powered healthcare, maintaining our leading position in autonomous coding and expanding the 360 Encompass™ platform globally.

Commitment to sustainable margin expansion
Our multi-year “Transform for the Future” initiative is designed to reshape our cost structure, improve operational efficiency and fuel innovation to further position us to achieve our margin targets despite significant tariff headwinds not contemplated in our LRP targets. Progress in separating from 3M enables us to aggressively pursue savings and efficiencies for a stronger future. We have exited more than 35% of transition service agreements and made significant progress in supply chain separation. Our successful ERP cutover, move to dedicated distribution centers in Europe and transition to Solventum-owned manufacturing sites are enabling new efficiencies and supporting improved free cash flow as we complete separation activities.

Strategic transformation and capital allocation
Portfolio optimization is ongoing and remains central to our value creation. The sale of our Purification & Filtration business enabled us to reduce debt, strengthen our balance sheet, sharpen our focus and streamline operations. With our improved leverage position, we announced our first strategic acquisition – Acera Surgical – a complementary offering which expands our Advanced Wound Care portfolio, and we announced a $1 billion share repurchase program, further balancing our capital allocation strategy.

Our achievements are powered by the dedication of our global team. During my visits to many of our global sites this year, I witnessed firsthand the passion and commitment that define Solventum. We have attracted leading talent, accelerating our transformation into a MedTech leader. I am proud that Solventum was named to the Fortune 500 and recognized as a “Best Company to Work For” in our first year – recognition that reflects our team’s efforts and culture.

Thank you for your trust and support. Our progress in such a short time gives me great confidence in our long-term potential. From all of us at Solventum, we wish you a joyful holiday season and a happy New Year!

Sincerely,

Bryan Hanson
Chief Executive Officer, Solventum